Exhibit 99.1

Press Release

Contact:
Jay Bullock
Chief Financial Officer
441.278.3727

ARGO GROUP ANNOUNCES 2010 FINANCIAL RESULTS

Book value per share up 12.5 percent in 2010, inclusive of common dividends paid, driven by operating results, strong investment results, and the repurchase of 10.4 percent of year-end 2009 shares outstanding

HAMILTON, Bermuda (Feb. 17, 2011) – Argo Group International Holdings, Ltd. (NasdaqGS: AGII), an international underwriter of specialty insurance and reinsurance products, today announced financial results for the three months and year ended Dec. 31, 2010.

Highlights for the year ended Dec. 31, 2010:
●	Total revenue was $1.38 billion compared to $1.54 billion last year;
●	Net income was $82.6 million or $2.76 per diluted share versus $117.5 million or $3.81 per diluted share in 2009;
●
Net pre-tax operating income, or pre-tax income before net realized investment and other gains and losses, foreign currency exchange gains and losses and an intangible asset impairment charge, was $74.7 million versus $164.8 million in the prior year;

●	Net after-tax operating income per diluted share was $2.00 versus $4.28 per diluted share in 2009;
●
Book value per share (BVPS) increased to an all-time high of $58.41 at Dec. 31, 2010, up 12.5 percent from Dec. 31, 2009, inclusive of common dividends paid.  BVPS grew at a compound average growth rate (CAGR) of 12.1 percent for the past eight years.

Highlights for the three months ended Dec. 31, 2010:
●	Total revenue was $316.5 million versus $391.0 million in the fourth quarter of 2009;
●	Net income was $12.8 million or $0.44 per diluted share, compared to $41.0 million or $1.33 per diluted share for the three months ended Dec. 31, 2009;
●
Net pre-tax operating income, or pre-tax income before net realized investment and other gains and losses and foreign currency exchange gains and losses, was $18.2 million versus $39.4 million in the fourth quarter of 2009;

●	Net after-tax operating income per diluted share was $0.51 versus $1.02 per diluted share in the year-ago quarter.

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Argo House	T 441 296 5858
110 Pitts Bay Road	F 441 296 6162
Pembroke, Bermuda HM08
www.argolimited.com

Argo Group’s CEO Mark E. Watson III said, “As a market-leading company in an industry in a deep cyclical trough, impacted by a series of major events over the past year, Argo Group reached an all-time high in book value per share, produced profitable operating results, and returned $121 million in capital through share repurchases and common dividends.  Also significant was the progress we made during 2010 in areas not yet fully reflected in our financial results.  These included the addition of experienced underwriting teams and continuing improvements to the efficiency of our systems and processes.  Looking ahead, we believe the progress made over the last year positions our specialty platform to take better advantage of improving economic and industry market conditions.”

FINANCIAL RESULTS

For the year ended Dec. 31, 2010

For 2010, net income was $82.6 million or $2.76 per diluted share.  Net operating income after tax in 2010 was $59.8 million or $2.00 per diluted share.  By comparison, 2009 produced net income of $117.5 million or $3.81 per diluted share.  Net operating income after tax for 2009 was $131.8 million or $4.28 per diluted share.  The differences between net income and net operating income in 2010 include net realized gains of $36.8 million, primarily associated with the Company’s investment portfolio, and foreign currency exchange gains of $3.8 million. (See the complete reconciliation in the attached tables.) Included in the results for 2010 and 2009 are favorable prior year reserve development (net of premium and loss) of $35.4 million and $30.4 million, respectively.

Total revenue for 2010 was $1.38 billion versus $1.54 billion in 2009.  Earned premiums for 2010 were $1.21 billion compared to $1.41 billion in 2009.  Net investment income for the year ended Dec. 31, 2010 and 2009, was $133.6 million and $145.5 million, respectively.  Net investment income in 2009 included an interest payment of $4.5 million related to a favorable settlement of a state income tax dispute.  Net realized investment and other gains were $36.8 million for 2010 versus net realized investment and other losses of $16.7 million for the 12 months ended Dec. 31, 2009.

The Group combined ratio for 2010 was 103.2 percent versus 96.9 percent in 2009.  Argo Group’s combined ratios for each business segment in 2010 were as follows: Excess & Surplus Lines at 97.8 percent; Commercial Specialty at 99.0 percent; Reinsurance at 72.8 percent; and International Specialty at 115.3 percent.

At Dec. 31, 2010, the investment portfolio totaled $4.2 billion with a net pre-tax unrealized gain of approximately $227.5 million.

During 2010, the Company repurchased $106.5 million or 3.2 million shares of its outstanding common stock, which represented 10.4 percent of its shares outstanding at Dec. 31, 2009.  Since Sept. 30, 2010, Argo Group repurchased approximately $50 million or 1.4 million shares of its common stock, including $14.0 million or 0.4 million shares repurchased in 2011.

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For the three months ended Dec. 31, 2010

For the fourth quarter of 2010, net income was $12.8 million or $0.44 per diluted share.  Net operating income after tax was $14.6 million or $0.51 per diluted share.  Fourth quarter 2010 results were impacted by additional estimated loss provisions related to new information on the New Zealand earthquake of September 2010.  By comparison, the fourth quarter of 2009 produced net income of $41.0 million or $1.33 per diluted share, with no material catastrophic losses impacting results.  The three months ended Dec. 31, 2009, produced net operating income after tax of $31.5 million or $1.02 per diluted share.  The differences between net income and net operating income for the three months ended Dec. 31, 2010, include realized gains of $8.2 million, primarily associated with the Company’s investment portfolio, and foreign currency exchange losses of $8.1 million. (See the complete reconciliation in the attached tables.) Included in the results for the three months ended Dec. 31, 2010 and 2009, are favorable prior year reserve development (net of premium and loss) of $9.1 million and $17.6 million, respectively.

Total revenue in the fourth quarter of 2010 was $316.5 million versus $391.0 million in the same period in 2009.  Earned premiums for the fourth quarter of 2010 were $274.7 million compared to $352.1 million for the fourth quarter of 2009.  Net investment income for the three months ended Dec. 31, 2010 and 2009, was $33.1 million and $32.4 million, respectively.  Net realized investment and other gains were $8.2 million for the three months ended Dec. 31, 2010, versus net realized investment and other gains of $3.6 million for the three months ended Dec. 31, 2009.

The Group combined ratio for the fourth quarter of 2010 was 103.6 percent versus 97.2 percent for the same period in 2009.  Argo Group’s 2010 fourth quarter combined ratios for each business segment were as follows: Excess & Surplus Lines at 94.9 percent; Commercial Specialty at 93.4 percent; Reinsurance at 69.1 percent; and International Specialty at 138.7 percent.

SEGMENT RESULTS

Excess & Surplus Lines (E&S) – For 2010, gross written premiums for E&S totaled $522.6 million, resulting in pre-tax operating income of $62.7 million. This compares to gross written premiums of $642.3 million and pre-tax operating income of $64.7 million in 2009.  The combined ratios for 2010 and 2009, respectively, were 97.8 percent and 99.6 percent.  The underwriting results for 2010 include favorable prior year loss development of $19.0 million, compared to favorable prior year loss development of $15.4 million for 2009.  Results for 2010 for E&S reflect highly competitive market conditions.

For the fourth quarter of 2010, gross written premiums for E&S totaled $119.0 million, resulting in pre-tax operating income of $19.2 million.  This compares to gross written premiums of $155.7 million and pre-tax operating income of $1.1 million in the fourth quarter of 2009.  The combined ratios for the fourth quarter periods of 2010 and 2009, respectively, were 94.9 percent and 109.3 percent.  The underwriting results for the fourth quarters of 2010 and 2009 include favorable prior year loss development of $9.7 million and $5.7 million, respectively.

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Commercial Specialty – During 2010, gross written premiums for Commercial Specialty were $428.1 million, generating pre-tax operating income of $29.0 million.  This compares to gross written premiums of $475.7 million and pre-tax operating income of $45.8 million for 2009.  The combined ratios for 2010 and 2009, respectively, were 99.0 percent and 95.6 percent.  The underwriting results for 2010 include favorable prior year loss development of $9.8 million versus favorable prior year loss development of $3.7 million in 2009.  Commercial Specialty’s results in 2010 reflect a highly competitive market and an exit from certain business classes.

For the fourth quarter of 2010, gross written premiums for Commercial Specialty were $89.9 million, generating pre-tax operating income of $11.3 million.  This compares to gross written premiums of $95.8 million and pre-tax operating income of $11.3 million for the fourth quarter of 2009.  The combined ratios for the fourth quarters of 2010 and 2009, respectively, were 93.4 percent and 95.2 percent.  The underwriting results for the fourth quarter of 2010 include favorable prior year loss development of $4.4 million versus favorable prior year loss development of $5.9 million in the final quarter of 2009.

Reinsurance – For 2010, gross written premiums for Reinsurance were $188.9 million, generating pre-tax operating income of $32.0 million and a combined ratio of 72.8 percent.  This compares to gross written premiums of $162.9 million, generating pre-tax operating income of $50.3 million and a combined ratio of 52.3 percent in 2009.  The underwriting results for 2010 include favorable prior year loss development of $16.8 million, compared to favorable prior year loss development of $9.1 million in 2009.  The loss ratio for Reinsurance was negatively impacted in 2010 by 30.0 percentage points from $30.1 million of catastrophe losses, net of reinstatement premiums.

For the 2010 fourth quarter, gross written premiums for Reinsurance were $20.9 million, generating pre-tax operating income of $9.0 million and a combined ratio of 69.1 percent.  This compares to gross written premiums of $19.9 million, generating pre-tax operating income of $16.3 million and a combined ratio of 44.0 percent in the fourth quarter of 2009.  The underwriting results for the fourth quarter of 2010 include favorable prior year loss development of $2.3 million, compared to favorable prior year loss development of $2.4 million in the fourth quarter of 2009. The loss ratio for Reinsurance was negatively impacted in the fourth quarter of 2010 by 39.8 percentage points due to $10.2 million of catastrophe losses, net of reinstatement premiums.

International Specialty – During 2010, gross written premiums for International Specialty were $389.9 million, generating a pre-tax operating loss of $31.2 million.  This compares to gross written premiums of $706.0 million and pre-tax operating income of $24.1 million for 2009.  The decline in gross written premiums in 2010 versus 2009 was due to planned reductions in certain classes of business as well as the impact of increased competition in the classes of business written.  The decline in gross written premium was also impacted during the year by downward changes in our estimates for business written in prior years.  The combined ratios for 2010 and 2009, respectively, were 115.3 percent and 95.8 percent.  The underwriting results for 2010 include unfavorable prior year reserve development, net of premium and loss, of $12.1 million, versus favorable prior year reserve development, net of premium and loss, of $0.6 million in 2009.  International Specialty’s loss ratio for 2010 was negatively impacted by 8.5 percentage points from $24.8 million of catastrophe losses.

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For the three months ended Dec. 31, 2010, International Specialty reported gross written premiums of $60.3 million, generating a pre-tax operating loss of $18.4 million and a combined ratio of 138.7 percent.  This compares to gross written premiums of $143.4 million, generating pre-tax operating income of $16.0 million and a combined ratio of 90.3 percent in the fourth quarter of 2009.  The decline in gross written premiums was due to a reduction in premium estimates for programs written in prior periods, planned reductions in certain classes of business as well as the impact of increased competition in the classes of business written.  Underwriting results for the fourth quarters of 2010 and 2009, respectively, include unfavorable prior year reserve development, net of premium and loss, of $8.9 million, versus favorable prior year reserve development, net of premium and loss, of $2.2 million.

Run-off Segment – Argo Group’s Run-off segment includes financial results for (a) asbestos and environmental liabilities; (b) the former Risk Management segment; and (c) all legacy operations for PXRE Group.

For 2010, the Run-off segment produced pre-tax operating income of $4.4 million versus $6.4 million for 2009.  Run-off results for 2010 include favorable prior year loss development of $1.9 million, compared to favorable prior year loss development of $1.6 million in 2009.

For the quarter ended Dec. 31, 2010, the Run-off segment produced pre-tax operating income of $2.5 million versus pre-tax operating income of $2.3 million for the fourth quarter of 2009.  Run-off results for the fourth quarter of 2010 include favorable prior year loss development of $1.6 million compared to favorable prior year loss development of $1.4 million in the fourth quarter of 2009.

FIRST QUARTER 2011 UPDATE

Catastrophe loss events that have occurred to date in the first quarter of 2011, in particular the Queensland floods and Cyclone Yasi in Australia, will impact Argo Group results for the three months ended March 31, 2011.  The pre-tax loss for these events is estimated to be in the range of $15 million to $25 million, net of reinsurance and reinstatement premium.  In reaching this estimate, the Company has relied on information currently available from portfolio modeling, assessments of the exposures insured under individual policies and industry-wide estimates.  Due to the preliminary nature of the information used to determine this estimate, the ultimate cost to the Company from these events may differ materially from the foregoing estimate.

CONFERENCE CALL

Argo Group will conduct an investor conference call starting at 10:30 a.m. ET (11:30 a.m. AT) tomorrow, Feb. 18, 2011.  A live webcast of the conference call can be accessed by visiting Argo Group’s Investor Relations Website at www.argolimited.com and clicking on Investors, then Events & Webcasts.  Participants inside the U.S. and Canada can also access the call by phone by dialing (888) 713-4217 (pass code 14159261).  Callers dialing from outside the U.S. and Canada can access the call by dialing (617) 213-4869 (pass code: 14159261).

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Argo Group is offering call participants a pre-registration option that expedites access to the call and minimizes hold times.  Those who would like to take advantage of pre-registration can do so by accessing the following Website:
www.theconferencingservice.com/prereg/key.process?key=PRXKGHPUJ.

Shortly after the conclusion of the conference call, a webcast replay will be made available through Mar. 31, 2011, by visiting www.argolimited.com and clicking on the following links: Investors, then Events & Webcasts.  In addition, a telephone replay of the call will be available through Feb. 25, 2011, to callers dialing from inside the U.S. and Canada by dialing (888) 286-8010 (pass code 67897753).  Callers dialing from outside the U.S. and Canada can access the call replay by dialing (617) 801-6888 (pass code 67897753).

ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

Argo Group International Holdings, Ltd. (NasdaqGS: AGII) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of high-quality products and services designed to meet the unique coverage and claims handling needs of businesses in four primary segments: Excess & Surplus Lines, Commercial Specialty, Reinsurance, and International Specialty. Argo’s insurance subsidiaries are A. M. Best-rated 'A' (Excellent) (third highest rating out of 16 rating classifications) with a stable outlook, and Argo’s U.S. insurance subsidiaries are Standard and Poor’s-rated 'A-' (Strong) with a stable outlook. More information on Argo Group and its subsidiaries is available at www.argolimited.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain statements that are Òforward-looking statementsÓ within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally and also may differ materially from actual future experience involving any one or more of such statements. For a more detailed discussion of such risks and uncertainties, see Argo Group's filings with the SEC. The inclusion of a forward-looking statement herein should not be regarded as a representation by Argo Group that Argo Group's objectives will be achieved. Argo Group undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

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(financial tables follow)

ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
CONSOLIDATED BALANCE SHEETS
(in millions, except per share amounts)

	December 31,	December 31,
	2010	2009
	(unaudited)
Assets
Total investments	$4,215.4	$4,334.3
Cash and cash equivalents	83.5	18.1
Accrued investment income	33.5	30.8
Receivables	1,505.7	1,760.1
Goodwill and intangible assets	249.1	248.7
Deferred acquisition costs	139.7	185.7
Ceded unearned premiums	164.0	197.7
Other assets	91.0	121.4
Total assets	$6,481.9	$6,896.8

Liabilities and Shareholders' Equity
Reserves for losses and loss adjustment expenses	$3,152.2	$3,203.2
Unearned premiums	654.1	803.6
Ceded reinsurance payable	524.3	707.9
Debt	65.0	69.2
Junior subordinated debentures	311.5	311.4
Other liabilities	148.7	186.6
Total liabilities	4,855.8	5,281.9

Total shareholders' equity	1,626.1	1,614.9
Total liabilities and shareholders' equity	$6,481.9	$6,896.8

Book value per common share	$58.41	$52.36

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
FINANCIAL HIGHLIGHTS
ALL SEGMENTS
(in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Gross Written Premiums	$289.0	$415.0	$1,527.1	$1,988.9
Net Written Premiums	198.9	284.2	1,095.7	1,421.4

Earned Premiums	274.7	352.1	1,211.6	1,414.9
Net Investment Income	33.1	32.4	133.6	145.5
Realized Investment and Other Gains (Losses), net	8.2	3.6	36.8	(16.7)
Fee Income, net	0.5	2.9	2.5	1.1
Total Revenue	316.5	391.0	1,384.5	1,544.8

Losses and Loss Adjustment Expenses	172.6	208.5	777.5	853.1
Underwriting, Acquisition and Insurance Expenses	111.9	133.6	472.6	517.9
Interest Expense	5.6	5.9	22.9	25.7
Foreign Currency Exchange (Gain) Loss	8.1	(8.1)	(3.8)	(0.2)
Impairment of Intangible Asset	-	-	-	5.9
Total Expenses	298.2	339.9	1,269.2	1,402.4

Income Before Taxes	18.3	51.1	115.3	142.4
Income Tax Provision	5.5	10.1	32.7	24.9
Net Income	$12.8	$41.0	$82.6	$117.5

Net Income per Common Share (Basic)	$0.45	$1.33	$2.80	$3.82

Net Income per Common Share (Diluted)	$0.44	$1.33	$2.76	$3.81

Weighted Average Common Shares:
Basic	28.3	30.8	29.6	30.7
Diluted	28.8	31.0	29.9	30.8

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
SEGMENT DATA
(in millions)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)
Excess & Surplus Lines
Gross Written Premiums	$119.0	$155.7	$522.6	$642.3
Net Written Premiums	99.4	124.3	436.6	529.8
Earned Premiums	113.7	133.1	489.7	537.0
Underwriting Income (Loss)	$5.8	$(12.4)	$10.5	$1.9
Net Investment Income	14.9	13.5	58.6	62.8
Interest Expense	(1.5)	-	(6.4)	-
Operating Income Before Taxes	$19.2	$1.1	$62.7	$64.7
Loss Ratio	59.8	76.3	63.5	66.1
Expense Ratio	35.1	33.0	34.3	33.5
GAAP Combined Ratio	94.9%	109.3%	97.8%	99.6%
Commercial Specialty
Gross Written Premiums	$89.9	$95.8	$428.1	$475.7
Net Written Premiums	59.3	71.0	314.1	358.8
Earned Premiums	78.6	89.6	332.8	364.0
Underwriting Income	$5.2	$4.3	$3.1	$16.1
Net Investment Income	7.7	6.9	29.8	29.3
Interest Expense	(1.0)	-	(4.1)	-
Other Income (Expense)	(0.6)	0.1	0.2	0.4
Operating Income Before Taxes	$11.3	$11.3	$29.0	$45.8
Loss Ratio	59.2	63.5	66.6	65.9
Expense Ratio	34.2	31.7	32.4	29.7
GAAP Combined Ratio	93.4%	95.2%	99.0%	95.6%
Reinsurance
Gross Written Premiums	$20.9	$19.9	$188.9	$162.9
Net Written Premiums	7.2	7.9	106.4	98.9
Earned Premiums	25.6	24.3	100.3	87.7
Underwriting Income	$7.9	$13.6	$27.2	$41.8
Net Investment Income	2.0	2.7	8.4	8.5
Interest Expense	(0.9)	-	(3.6)	-
Operating Income Before Taxes	$9.0	$16.3	$32.0	$50.3
Loss Ratio	39.4	4.9	43.1	17.5
Expense Ratio	29.7	39.1	29.7	34.8
GAAP Combined Ratio	69.1%	44.0%	72.8%	52.3%
International Specialty
Gross Written Premiums	$60.3	$143.4	$389.9	$706.0
Net Written Premiums	34.1	80.8	240.9	432.0
Earned Premiums	57.9	103.3	290.1	424.1
Underwriting Income (Loss)	$(22.4)	$10.0	$(44.6)	$17.8
Net Investment Income	3.6	3.2	14.2	11.5
Interest Expense	(0.7)	-	(3.1)	-
Other Income (Expense)	1.1	2.8	2.3	(5.2)
Operating Income (Loss) Before Taxes	$(18.4)	$16.0	$(31.2)	$24.1
Loss Ratio	85.7	48.7	70.0	57.6
Expense Ratio	53.0	41.6	45.3	38.2
GAAP Combined Ratio	138.7%	90.3%	115.3%	95.8%

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ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
RECONCILIATION OF OPERATING INCOME TO NET INCOME
(in millions, except per share amounts)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(unaudited)		(unaudited)

Net Income Before Taxes:
From Operations	$18.2	$39.4	$74.7	$164.8
Foreign Currency Exchange Gain (Loss)	(8.1)	8.1	3.8	0.2
Impairment of Intangible Asset	-	-	-	(5.9)
Realized Investment and Other Gains (Losses), net	8.2	3.6	36.8	(16.7)
Income Before Taxes	18.3	51.1	115.3	142.4
Income Tax Provision	5.5	10.1	32.7	24.9
Net Income	$12.8	$41.0	$82.6	$117.5

Net Income per Common Share (Diluted)	$0.44	$1.33	$2.76	$3.81

Net Income per Common Share on
Net Income (a)	0.51	1.32	3.08	3.71
Foreign Currency Exchange (Gain) Loss (a)	0.23	(0.21)	(0.10)	(0.01)
Impairment of Intangible Asset (a)	-	-	-	0.15
Realized Investment (Gains) Losses, net (a)	(0.23)	(0.09)	(0.98)	0.43

Operating Income per Common Share (Diluted)	0.51	1.02	2.00	4.28

(a) Per diluted share at assumed tax rate

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